SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549


                                FORM 8-K

               CURRENT REPORT pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

Date of Report   (Date of earlier event reported)  October 21, 1999


                        COVEST BANCSHARES, INC.
        (Exact name of Registrant as specified in its charter)


      Delaware               0-20160               36-3820609
    (State or other      (Commission File No.)    (IRS Employer
     jurisdiction of                                Number)
     Incorporation)


           749 Lee Street, Des Plaines, Illinois    60016
        (Address of principal executive offices)  (Zip Code)

(Registrant's telephone number, including area code)  847-294-6500



Item 5.  Other Events

On October 21, 1999, the Company issued a press release pertaining to Third Quarter 1999 results. The text of the press release is attached hereto as Exhibit 99.1.


Item 7.  Exhibit 99.1



                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 21, 1999


                          COVEST BANCSHARES, INC.

                          By:   /s/ James L. Roberts
                                James L. Roberts
                                President and
                                  Chief Executive Officer

                          By:   /s/ Paul A. Larsen
                                Paul A. Larsen
                                Executive Vice President and
                                  Chief Financial Officer


Exhibit 99.1


CoVest Bancshares, Inc. Announces Third Quarter Results

DES PLAINES, IL October 21, 1999 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc N.A., Des Plaines, Illinois, announced today results for the third quarter ended September 30, 1999. Net income for the quarter totaled $1,068,000, or $0.26 (basic) and $0.25 (diluted) earnings per share, versus net income for the three months ended September 30, 1998 of $899,000, or $0.22 (basic) and $0.20 (diluted) earnings per share.

Cash earnings (net earnings adjusted for the after tax impact of amortization of goodwill) for the third quarter of 1999 were $1,100,000, or $0.27 (basic) and $0.25 (diluted) earnings per share, compared to $931,000 or $0.22 (basic) and $0.21 (diluted) earnings per share for the same period in 1998.

For the first nine months of 1999, the Company earned $2,893,000 versus $2,881,000 for the same period in 1998. This represents $0.70 (basic) and $0.67 (diluted) earnings per share versus $0.68 (basic) and $0.63 (diluted) earnings per share for the first nine months of 1998.

Cash earnings for the first nine months of 1999 were $2,988,000, or $0.72 (basic) and $0.70 (diluted) earnings per share, compared to $2,976,000 or $0.71 (basic) and $0.66 (diluted) earnings per share for the same period in 1998.

Return on average assets and return on average equity during the third quarter were 0.79% and 9.29% respectively during 1999 compared to 0.62% and 7.65% for the same period in 1998. Return on average assets and average equity for the first nine months of 1999 was 0.72% and 8.30% respectively compared to 0.66% and 8.05% for the same period in 1998.

Cash earnings for the third quarter of 1999 represented returns on average tangible assets and average equity of 0.82% and 9.57% respectively, compared to 0.64% and 7.92% respectively for the third quarter of 1998. Cash earnings for the first nine months of 1999 represented returns on average tangible assets and average equity of 0.74% and 8.55% compared to 0.68% and 8.31% respectively for the same period in 1998.

Net interest income decreased by only $13,000 for the third quarter of 1999 compared to the third quarter of 1998, even though the Company had a $45 million decrease in average earning assets for the third quarter of 1999 versus the third quarter of 1998. The primary reason for the decrease in average earning assets related to an arbitrage transaction the Company entered into during the fourth quarter of 1997. The Company purchased mortgage backed securities utilizing $50 million in FHLB borrowings. The borrowings matured in November, 1998 and the securities were sold to repay the borrowings. The Company's net interest rate spread and margin averaged 2.79% and 3.23% respectively during the third quarter of 1999, a 21 and 22 basis point increase from 2.58% and 3.01% respectively during the third quarter of 1998. This represented increases of 8% in interest rate spread and 7% in net interest margin growth.

The provision for possible loan losses was $454,000 for the third quarter of 1999 versus $399,000 for the like period in 1998. On a year to date basis the provision has decreased from $1,567,000 for the first nine months of 1998 to $841,000 for the first nine months of 1999. During 1998, the Company experienced net loan losses from its credit card portfolio of $1.1 million out of total net chargeoffs of $1.2 million. The Company sold its credit card portfolio in late 1998.

Non interest income decreased $373,000, or 28%, to $949,000 from the comparable quarter last year. The Company recognized losses of $17,000 on security sales during the third quarter of 1999, but recognized an $81,000 gain on security sales during the third quarter of 1998. Without the effect of securities gains/losses, non interest income decreased $275,000 for the quarter ending September 30, 1999 versus 1998. Mortgage Center income decreased by $241,000 to $206,000 in the third quarter of 1999 compared to $447,000 in the similar quarter in 1998, as many loans originated were retained in the Company's portfolio instead of being sold to investors. Loan charges and servicing fees declined $169,000 to $286,000 in the third quarter of 1999 versus the same period in 1998, primarily due to a $122,000 reduction in loan prepayment fees from $178,000 in the third quarter of 1998 to $56,000 for the same period in 1999. Other income during the third quarter of 1999 included $94,000 due to a gain on the sale of other real estate owned.

Non-interest expense decreased $707,000, or 19% for the third quarter of 1999 from the comparable quarter in 1998. Total compensation, commission, and benefit costs decreased $637,000 for the quarter ended September 30, 1999 versus 1998. This decrease was due to the fact that in 1998, the Company recognized $210,000 in salary termination expenses due to the departure of the Chief Executive Officer. In addition, during the third quarter of 1999, the Company deferred $194,000 more in compensation expenses associated with loan origination, as required by FASB 91, than during the same period in 1998. The remaining decrease in compensation, commission, and benefit costs was the result of staff reductions during the first quarter of 1999, as certain employee positions were eliminated to bring operating costs more in line with the revenues of the Bank. Loan related expenses increased by $48,000 in the third quarter of 1999 as compared to the third quarter of 1998. Deposit related expenses declined by $57,000 in the third quarter of 1999 versus the third quarter of 1998 as a result of the implementation of additional controls to stem chargeback losses. Advertising expenses increased by $71,000 in the third quarter of 1999 as the Company initiated several ad campaigns to generate additional deposits. General and administrative expenses declined by $109,000 during the third quarter of 1999 compared to 1998, primarily due to recruiting expenses incurred in 1998 to replace the Chief Executive Officer.

At September 30, 1999, total non-performing assets amounted to $.9 million, or 0.16% of total assets compared to $1.0 million, or 0.19% of total assets at December 31, 1998. Non performing assets as of September 30, 1999 included first mortgage loans in various stages of foreclosure and a short term receivable from the sale of machinery and inventory on a former commercial loan.

At September 30, 1999, the allowance for possible loan losses was $4.6 million, or 831% of non-performing loans as compared to 422% coverage at December 31, 1998.

The Company's assets increased 1% to $557 million as of September 30, 1999, from $549 million at December 31, 1998. Loans receivable increased $50 million or 12% to $452 million as of September 30, 1999 versus $402 million outstanding as of December 31, 1998. Increases were achieved in: commercial loans, $8 million; commercial real estate loans, $5 million; multi family loans, $57 million; construction loans, $9 million, and consumer loans, $2 million. Mortgage loans declined $24 million; additional loans originated by the Mortgage Center were retained in the Company's portfolio, but payoff activity
exceeded new originations. Leases outstanding decreased by $8 million.   The
increase in loans receivable was partially offset by an $8 million decrease in investment securities and a $33 million decrease in cash and cash equivalents.

Stockholders' equity in CoVest Bancshares, Inc. totaled $45.7 million at September 30, 1999. The number of common shares outstanding was 4,104,007 and the book value per common share outstanding was $11.13. The Company announced its 17th stock repurchase program on June 28, 1999, enabling the Company to repurchase 100,000 shares of its outstanding stock. A total of 92,538 shares have been purchased as part of this latest program. Year to date, 292,788 shares have been repurchased.

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely, or other indications that the particular statements are not based on facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements.








COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
 financials in thousands, except per share

                             Sep 30, 1999  Dec 31, 1998    Change

Selected Financial Condition Data: (unaudited)

TOTAL ASSETS                   $  555,836    $  548,697        1%
  Investment Securities            80,018        88,017       -9%
  Loans Receivable, net           452,286       402,329       12%
  Deposits                        365,991       364,535        0%
  Stockholders' Equity             45,662        46,951       -3%

Selected Asset Quality Ratios:
  Total non-performing loans          550         1,021      -46%
  Non-performing loans to Loans
    Receivable, Net                 0.12%         0.25%      -52%
  Total non-performing assets         900         1,021      -12%
  Non-performing assets to
    Total Assets                    0.16%         0.19%      -13%
  Total Allowance for Loan Losses   4,571         4,312        6%
  Allowance for Loan Losses to
    non-performing loans            8.31x         4.22x       97%




Three Months Ended September 30      1999          1998
Selected Income Data:           (unaudited)    (unaudited)
  Net Interest Income            $  4,162      $  4,175        0%
  Provision for loan losses           454           399       14%
  Net Interest Income after
    provision for loan losses       3,708         3,776       -2%
  Non-interest income                 949         1,322      -28%
  Non-interest expense              3,032         3,739      -19%
  Income before income taxes        1,625         1,359       20%
  Income tax expense                  557           460       21%
  Net income                     $  1,068      $    899       19%
  Earnings per share:
    Basic                           $0.26         $0.22       18%
    Diluted                         $0.25         $0.20       25%

Selected Operating Ratios:
  Return on Average Assets          0.79%         0.62%       27%
  Return on Average Equity          9.29%         7.65%       21%
  Operating expenses to
    average assets                  2.25%         2.56%      -12%
  Net interest rate spread          2.79%         2.58%        8%
  Net interest rate margin          3.23%         3.01%        7%



Nine Months Ended September 30       1999          1998
Selected Income Data:           (unaudited)    (unaudited)
  Net Interest Income            $ 12,067      $ 12,191       -1%
  Provision for loan losses           841         1,567      -46%
  Net Interest Income after
    provision for loan losses      11,226        10,624        6%
  Non-interest income               3,205         4,087      -22%
  Non-interest expense             10,049        10,335       -3%
  Income before income taxes        4,383         4,376        0%
  Income tax expense                1,490         1,495        0%
  Net income                     $  2,893      $  2,881        0%
  Earnings per share:
    Basic                           $0.70         $0.68        4%
    Diluted                         $0.67         $0.63        6%

Selected Operating Ratios:
  Return on Average Assets          0.72%         0.66%        9%
  Return on Average Equity          8.30%         8.05%        3%
  Operating expenses to
    average assets                  2.49%         2.37%        5%
  Net interest rate spread          2.76%         2.51%       10%
  Net interest rate margin          3.11%         2.94%        6%